Item 77 Q1(a): Exhibits

              LORD ABBETT MUNICIPAL INCOME FUND, INC. (the "Fund")
               (formerly, Lord Abbett Tax-Free Income Fund, Inc.)

AMENDMENT TO REGISTRANT'S DECLARATION AND AGREEMENT OF TRUST

An Amendment to the Articles of Incorporation for the Fund is hereby incorporated by reference to the Post-Effective Amendment No. 37 to the Trust's Registration Statement filed on January 28, 2005. The Amendment changed the name of Lord Abbett Tax-Free Income Fund, Inc. to Lord Abbett Municipal Income Fund, Inc. effective January 28, 2005.

AMENDED BYLAWS

The Bylaws of Lord Abbett Municipal Income Fund, Inc. were amended on January 28, 2005 to change the name of the Fund. The Amended Bylaws are incorporated by reference to Post Effective Amendment No. 37 to the Trust's Registration Statement filed on January 28, 2005.